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                     August 22, 2023

       Dinakar Singh
       Chief Executive Officer and Interim Chief Financial Officer AxonPrime Infrastructure Acquisition Corporation
       126 E. 56th St., 30th Floor
       New York, NY 10022

                                                        Re: AxonPrime
Infrastructure Acquisition Corporation
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File No. 001-40740

       Dear Dinakar Singh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction